3rd Quarter 2024 Earnings Presentation October 24, 2024

Disclaimer FORWARD-LOOKING STATEMENTS This presentation includes forward-looking statements within the meaning of the "Safe-Harbor" provisions of the Private Securities Litigation Reform Act of 1995, which management believes are a benefit to shareholders. These statements are necessarily subject to risk and uncertainty and actual results could differ materially due to various risk factors, including those set forth from time to time in our filings with the Securities and Exchange Commission. You should not place undue reliance on forward-looking statements and we undertake no obligation to update any such statements. Forward-looking statements can be identified by words such as "anticipates," "intends," "plans," "seeks," "believes," "estimates," "expects," "target," "projects," "outlook," "forecast," "will," "may," "could," "should," "can" and similar references to future periods. In this press release we make forward- looking statements about strategic and growth initiatives and the result of such activity. Risks and uncertainties that could cause results to differ from forward-looking statements we make include, without limitation: current and future economic and market conditions, including the effects of declines in housing and commercial real estate prices, high unemployment rates, continued inflation and any recession or slowdown in economic growth particularly in the western United States; economic forecast variables that are either materially worse or better than end of quarter projections and deterioration in the economy that could result in increased loan and lease losses, especially those risks associated with concentrations in real estate related loans; our ability to effectively manage problem credits; the impact of bank failures or adverse developments at other banks on general investor sentiment regarding the liquidity and stability of banks; changes in interest rates that could significantly reduce net interest income and negatively affect asset yields and valuations and funding sources; changes in the scope and cost of FDIC insurance and other coverage; our ability to successfully implement efficiency and operational excellence initiatives; our ability to successfully develop and market new products and technology; changes in laws or regulations; any failure to realize the anticipated benefits of the merger when expected; potential adverse reactions or changes to business or employee relationships, including those resulting from the completion of the merger and integration of the companies; the effect of geopolitical instability, including wars, conflicts and terrorist attacks; and natural disasters and other similar unexpected events outside of our control. We also caution that the amount and timing of any future common stock dividends or repurchases will depend on the earnings, cash requirements and financial condition of Columbia, market conditions, capital requirements, applicable law and regulations (including federal securities laws and federal banking regulations), and other factors deemed relevant by Columbia's Board of Directors, and may be subject to regulatory approval or conditions. NON-GAAP FINANCIAL MEASURES In addition to results presented in accordance with GAAP, this presentation contains certain non-GAAP financial measures. A reconciliation of GAAP to non-GAAP measures is included in the Appendix. The Company believes presenting certain non-GAAP financial measures provides investors with information useful in understanding our financial performance, our performance trends, and our financial position. We utilize these measures for internal planning and forecasting purposes, and operating pre-provision net revenue and operating return on tangible common equity are also used as part of our incentive compensation program for our executive officers. We, as well as securities analysts, investors, and other interested parties, also use these measures to compare peer company operating performance. We believe that our presentation and discussion, together with the accompanying reconciliations, provides a complete understanding of factors and trends affecting our business and allows investors to view performance in a manner similar to management. These non-GAAP measures should not be considered a substitution for GAAP basis measures and results, and we strongly encourage investors to review our consolidated financial statements in their entirety and not to rely on any single financial measure. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies’ non-GAAP financial measures having the same or similar names. REVERSE ACQUISITION METHOD OF ACCOUNTING On February 28, 2023, Columbia Banking System, Inc. (“Columbia,” “we,” or “our”) completed its merger with Umpqua Holdings Corporation ("UHC"), combining the two premier banks in the Northwest to create one of the largest banks headquartered in the West (the "merger"). Columbia's financial results for any periods ended prior to February 28, 2023 reflect UHC results only on a standalone basis. In addition, Columbia's reported financial results for the nine months ended September 30, 2023 reflect UHC financial results only until the closing of the merger after the close of business on February 28, 2023. As a result of these two factors, Columbia's financial results for the nine months ended September 30, 2024 may not be directly comparable to prior reported periods. Under the reverse acquisition method of accounting, the assets and liabilities of Columbia as of February 28, 2023 ("historical Columbia") were recorded at their respective fair values. 2

COLUMBIA BANKING SYSTEM
3

Columbia Banking System: A Franchise Like No Other

Columbia at a Glance

Corporate	Ticker	COLB
	Headquarters	Tacoma, Washington
	Offices	~300 in eight states
Financials as of September 30, 2024	Assets	$52 billion
	Loans	$38 billion
	Deposits	$42 billion
	Common Equity Tier 1 Capital Ratio	10.3%(1)
	Total Capital Ratio	12.5%(1)

West-Focused Regional Powerhouse


WA
Spokane
Tacoma
Kennewick
Portland
OR
ID
Boise
Salt Lake City
Denver
Reno
NV
UT
CO
Sacramento
San Francisco
CA
Las Vegas
AZ
Los Angeles
Long Beach
San Diego
Phoenix

Business Bank of Choice

- In-market, relationship-based commercial banking
- Attractive footprint in high-growth markets
- Full suite of deposit products and services with contemporary digital capabilities
- Expertise in treasury management, foreign exchange, and global cash management
- Expanding small business platform
- Comprehensive and growing wealth advisory and trust businesses
- Niche verticals include diverse agricultural, healthcare, tribal banking, and equipment finance

(1) Regulatory capital ratios are estimates pending completion and filing of Columbia's regulatory reports.

Why Columbia? 4 ■ Community banking at scale business model drives granular, low-cost core deposit base ■ Opportunity to gain share in California and growing metros in the West while increasing density in the Northwest ■ Solid capital generation supports long-term organic growth and return to shareholders ■ Strong credit quality supported by diversified, well-structured, and conservatively underwritten loan portfolio ■ Compelling culture with deep community ties that is reflected in our proven ability to attract and retain top banking talent ■ Scaled western franchise that is difficult to replicate provides scarcity value

COLUMBIA BANKING SYSTEM

5

Operating in Large, Attractive Western Markets

Foothold in the West[1]

(population in millions)

Northwest


4.1mm
Seattle, WA


2.5mm
Portland, OR


0.8mm
Boise, ID

California and Nevada


12.9mm
Los Angeles, CA


2.4mm
Sacramento, CA


2.4mm
Las Vegas, NV

Other West


5.1mm
Phoenix, AZ


3.0mm
Denver, CO


1.3mm
Salt Lake City, UT

Top Regional Bank in the NW (WA, OR, ID)[1]

		Total	Northwest	
Rank	**Bank (HQ State)**	**Assets ($B)**	**Deposits ($B)**	**Mkt Shr**
1	Bank of America (NC)	$3,258	$58	16.4 %
2	U.S. Bancorp (MN)	680	52	14.7 %
3	JPMorgan (NY)	4,143	45	12.7 %
4	Wells Fargo (CA)	1,940	40	11.3 %
5	**COLB (WA)**	**52**	**34**	**9.6 %**
6	KeyCorp (OH)	187	18	5.2 %
7	WaFd (WA)	29	12	3.4 %
8	Banner Corp. (WA)	16	11	3.0 %

5th Largest Bank HQ'd in our Footprint[1]

		Total	Eight-State Footprint	
Rank	**Bank (HQ State)**	**Assets ($B)**	**Deposits ($B)**	**Mkt Shr**
1	Wells Fargo (CA)	$1,940	$448	12.4 %
2	Zions (UT)	88	59	1.7 %
3	Western Alliance (AZ)	81	65	1.8 %
4	East West (CA)	72	52	1.5 %
5	**COLB (WA)**	**52**	**42**	**1.2 %**
6	Banc of California (CA)	35	24	0.7 %
7	WaFd (WA)	29	19	0.5 %
8	FirstBank (CO)	27	24	0.7 %

Established Presence in Attractive Markets[1]

- Our market share in the Northwest stands with large national and super regional banks, at nearly 10%
- Our foothold in top western markets and scaled franchise provide us the opportunity to increase share in California, Arizona, Colorado, and Utah
- Projected population growth of 3.2% over the next five years in our collective footprint exceeds the national average of 2.4%
- Current household income in our footprint is 108% of the national average, and the five-year growth rate of 10.4% compares favorably to 10.1% nationally

(1) Population, household income, and asset data sourced from S&P Global Market Intelligence. Total assets as of June 30, 2024. Deposits and market share data sourced from the Federal Deposit Insurance Corporation ("FDIC") as of June 30, 2024 and adjusted to a pro forma basis by the FDIC. Groups represent banks headquartered in the United States.

Opportunity to Increase Density and Gain Share throughout Our Footprint 6 Expand Footprint in California Broaden Presence in Other Western MarketsImprove Density in the Northwest Population Deposits ($mm) COLB MSA(1) (000s) Market COLB Mkt Shr Seattle 4,107 $140,176 $7,154 5.1 % Portland 2,537 65,049 5,328 8.2 % Boise 835 16,828 220 1.3 % Spokane 605 13,872 3,860 27.8 % Population Deposits ($mm) COLB MSA(1) (000s) Market COLB Mkt Shr Phoenix 5,120 $171,020 Adding targeted retail locations to support existing commercial banking presence Denver 3,031 110,993 Salt Lake City 1,284 76,171 Las Vegas 2,368 75,408 Population Deposits ($mm) COLB MSA(1) (000s) Market COLB Mkt Shr Los Angeles 12,869 $655,591 $1,045 0.2 % Sacramento 2,440 92,125 1,879 2.0 % San Francisco 4,592 428,928 518 0.1 % San Diego 3,298 106,844 34 < 0.1% (1) Population data sourced from S&P Global Market Intelligence. Deposits and market share data sourced from the FDIC as of June 30, 2024 and adjusted to a pro forma basis by the FDIC.

FINANCIAL HIGHLIGHTS

COLUMBIA BANKING SYSTEM

8

YTD 2024 Highlights

Reported	Operating[1]
$390 million Net Income	**$418 million** Net Income
$604 million Pre-Provision Net Revenue[1]	**$641 million** Pre-Provision Net Revenue
$1.87 Earnings-per-Share - Diluted	**$2.00** Earnings-per-Share - Diluted
1.00% Return on Assets	**1.07%** Return on Assets
1.55% PPNR Return on Assets[1]	**1.65%** PPNR Return on Assets
10.42% Return on Equity	**11.17%** Return on Equity
15.27% Return on Tangible Common Equity[1]	**16.36%** Return on Tangible Common Equity

- Completed an enterprise-wide evaluation of our operations during Q1 2024 that resulted in consolidated positions, simplified reporting and organizational structures, and an improved profitability outlook. Identified gross savings of $82 million ($70 million net of planned reinvestments) that drive an expected Q4 2024 core expense run rate of $965 million to $985 million annualized, which excludes CDI amortization and non-operating expense[1].
- Implemented targeted small business campaigns that use bundled solutions for customers without promotional pricing. Our new Business Online Banking platform, which was introduced during Q2 2024 to specifically meet the needs of our small business customers, has enhanced our teams' ability to generate new business and deepen relationships with existing customers.
  - Generated approximately $600 million in new deposits through three highly successful campaigns, inclusive of the current campaign that runs through mid-November.
  - Account retention from campaigns one and two exceeds 99%.
- Treasury management and commercial card income increased 12% and 19%, respectively, for the YTD period compared to the comparable period in 2023. Pipelines for these key contributors to core fee income remain strong.

(1) Non-GAAP financial measure. A reconciliation to the comparable GAAP measurement for each is provided in the Appendix of this slide presentation.

Third Quarter 2024 Highlights 9 ■ Opened Umpqua Bank’s second retail branch in Arizona and announced a planned third location in the state, as we continue to reallocate savings from strategic consolidations into new locations in targeted growth markets. ■ Published the Umpqua Bank 2024 Business Barometer, an in-depth study into the mood, mindset, and strategic priorities of small and middle market businesses across the United States. The report serves as the foundation for topical discussions with key business leaders across our footprint. ■ Began the rollout of a new Customer Relationship Management (“CRM”) tool to enhance our bankers’ ability to provide exceptional service, improve organizational efficiency, and increase opportunities to generate revenue through needs-based solutions for existing and prospective customers. ■ Awarded 56 grants to local nonprofits across our Western footprint as part of our 2024 Community Grants Program. ■ Total risk-based capital ratio of 12.5%(2) as of September 30, 2024 highlights continued strong net capital generation since the merger closed in Q1 2023. Reported Operating(1) $146 million $143 million Net Income Net Income $225 million $221 million Pre-Provision Net Revenue(1) Pre-Provision Net Revenue $0.70 $0.69 Earnings-per-Share - Diluted Earnings-per-Share - Diluted 1.12% 1.10% Return on Assets Return on Assets 1.72% 1.69% PPNR Return on Assets(1) PPNR Return on Assets 11.36% 11.15% Return on Equity Return on Equity 16.34% 16.04% Return on Tangible Common Equity(1) Return on Tangible Common Equity (1) Non-GAAP financial measure. A reconciliation to the comparable GAAP measurement for each is provided in the Appendix of this slide presentation. (2) Regulatory capital ratios are estimates pending completion and filing of Columbia’s regulatory reports.

Our Diversified Commercial Bank Business Model with a Strong Retail Network Supports our Granular, High-Quality Deposit Base Non-interest, 33% Demand, 20% Money Market, 27% Savings, 6% Time, 14% Enterprise-wide Deposit Composition 10 ■ Deposits were $42 billion as of September 30, 2024 and represented by a granular base that is diversified by business line, industry, and geography. Our average customer account balance is $35 thousand(1). ■ Our use of public and brokered deposits as a source of funding beyond term debt impacts the composition of our enterprise-wide deposit portfolio. We believe our customer deposit composition(1) is more illustrative of the quality of Columbia’s core deposit franchise. Our bankers’ activity is geared toward protecting the quality of our relationship-based franchise while generating net customer balance growth to reduce the need for non-core funding sources over time. During Q3 2024, customer balance growth enabled us to reduce brokered deposit balances by 20%. Commercial, 28% Commercial - Small Business, 20% Consumer, 38% Brokered, 6% Public & Other, 8% Deposits by Category Customer Deposit Composition(1) Non-interest, 36% Demand, 19% Money Market, 28%Savings, 7% Time, 10% (1) Excludes all public, administrative, and brokered deposits, as detailed on the “Liquidity Overview” slide in the Appendix. Excluded balances accounted for 14% of total deposits as of September 30, 2024. This is a non-GAAP financial measure.

COLUMBIA BANKING SYSTEM

11

Securities Portfolio Overview

Available-for-Sale Securities Portfolio as of September 30, 2024

($ in millions)	Current Par	Amortized Cost	Unrealized Gains	Unrealized Losses	Fair Value	% of Total AFS Portfolio	Effective Duration	Book Yield
U.S. Treasuries	$375	$369	$1	($2)	$368	4 %	1.7	3.51 %
U.S. Agencies	1,156	1,171	$9	($52)	1,128	13 %	3.6	2.79 %
Mortgage-backed securities - residential agency	3,055	2,859	$25	($213)	2,670	31 %	6.4	3.25 %
Collateralized mortgage obligations[(1)]	1,263	1,181	$15	($86)	1,110	13 %	5.5	3.51 %
Obligations of states and political subdivisions	1,121	1,061	$19	($19)	1,062	12 %	4.4	3.42 %
Commercial mortgage-backed securities - agency	2,462	2,330	$37	($28)	2,339	27 %	4.1	4.67 %
Total available for sale securities	**$9,433**	**$8,970**	**$107**	**($400)**	**$8,677**		**4.9**	**3.62 %**
Percentage of current par		**95%**	**1%**	**(4%)**	**92%**			

Available-for-Sale Securities Portfolio
Percentage at Gain / Loss as of September 30, 2024


Unrealized Loss, 36%
Unrealized Gain, 64%

- The total available-for-sale ("AFS") securities portfolio had a book yield of 3.62% and an effective duration of 4.9 as of September 30, 2024, compared to 3.63% and 5.2, respectively, as of June 30, 2024.
- As of September 30, 2024, 64% of the AFS securities portfolio (by fair value) was in an unrealized gain position and had a weighted average book yield of 4.57%. The remaining 36% of the portfolio was in an unrealized loss position and had a weighted average book yield of 2.15%.

Note: Table may not foot due to rounding.

(1) Portfolio includes $261 million in high-quality non-agency collateralized mortgage obligations ("CMO") that were in a small unrealized gain position at September 30, 2024 (amortized cost of $253 million). The remaining $850 million of the portfolio is comprised primarily of residential agency CMOs.

Loan Roll Forward Activity $ in m ill io ns Three Months Ended September 30, 2024 $37,710 $875 ($103) ($610) ($311) ($60) $37,503 Beginning Balance (6/30/2024) New Originations Net Advances/ Payments Prepayments Payoffs or Sales Other¹ Ending Balance (9/30/2024) 12 $ in m ill io ns Three Months Ended September 30, 2023 $37,049 $1,019 ($90) ($494) ($343) $30 $37,171 Beginning Balance (6/30/2023) New Originations Net Advances/ Payments Prepayments Payoffs or Sales Other¹ Ending Balance (9/30/2023) $ in m ill io ns Nine Months Ended September 30, 2024 $37,442 $— $2,557 ($271) ($1,343) ($955) $74 $37,503 Beginning Balance (12/31/2023) Merger New Originations Net Advances/ Payments PrepaymentsPayoffs or Sales Other¹ Ending Balance (9/30/2024) $ in m ill io ns Nine Months Ended September 30, 2023 $26,156 $10,884 $2,982 ($235) ($1,423) ($1,268) $74 $37,171 Beginning Balance (12/31/2022) Merger New Originations Net Advances/ Payments PrepaymentsPayoffs or Sales Other¹ Ending Balance (9/30/2023) Note: Totals may not foot due to rounding. (1) Other includes purchase accounting accretion and amortization and other changes not otherwise defined.

COLUMBIA BANKING SYSTEM
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Diversified, High Quality Loan and Lease Portfolio

Mortgage

- Portfolio average loan size of $481,000
- 3Q24 average loan size of $326,000
- Portfolio average FICO of 761 and LTV of 62%
- 3Q24 average FICO of 761 and LTV of 66%
- Total delinquencies of 1.18%
- Annualized net charge-off (recovery) rate of 0.05%

Non-owner Occupied CRE

- Portfolio average loan size of $1.7 million
- 3Q24 average loan size of $2.8 million
- Portfolio average LTV of 51% and DSC of 1.89
- 3Q24 average LTV of 54% and DSC of 1.94
- Total delinquencies of 0.10%
- Annualized net charge-off (recovery) rate of 0.00%

Commercial & Industrial

- Portfolio average loan size of $714,000
- 3Q24 average loan size of $872,000
- Total delinquencies of 0.57%
- Annualized net charge-off (recovery) rate of 0.37%

Portfolio Composition at September 30, 2024


Multifamily, 15%
Other Loan Categories, 13%
Non-OO CRE, 17%
Mortgage, 16%
Owner Occupied CRE, 14%
FinPac, 4%
C&I, 23%

Geographic Distribution at September 30, 2024


Other, 14%
Puget Sound, 20%
Southern CA, 15%
WA Other, 8%
Northern CA, 9%
Portland Metro, 13%
Bay Area, 7%
OR Other, 14%

Owner Occupied CRE

- Portfolio average loan size of $1.0 million
- 3Q24 average loan size of $1.4 million
- Portfolio average LTV of 55%
- 3Q24 average LTV of 59%
- Total delinquencies of 0.64%
- Annualized net charge-off (recovery) rate of 0.00%

Multifamily

- Portfolio average loan size of $2.3 million
- 3Q24 average loan size of $897,000
- Portfolio average LTV of 54% and DSC of 1.57
- 3Q24 average LTV of 66% and DSC of 1.59
- Total delinquencies of 0.00%
- Annualized net charge-off (recovery) rate of 0.00%

Lease & Equipment Finance (FinPac)

- Portfolio average loan & lease size of $42,000
- 3Q24 average loan & lease size of $55,000
- Portfolio average yield: ~10%
- Total delinquencies of 3.57%
- Annualized net charge-off (recovery) rate of 4.76%

Note: Portfolio statistics and delinquencies as of September 30, 2024. Annualized net charge-off rates for Q3 2024. Loan-to-value ("LTV"), FICO, and debt service coverage ("DSC") ratios are based on weighted averages for portfolios where data are available. LTV represents average LTV based on most recent appraisal against updated loan balance. Totals may not foot due to rounding.

C&I and CRE Portfolio Composition Agriculture, 9.2% Contractors, 7.7% Finance/Insurance, 7.6% Manufacturing, 7.2% Professional, 3.8% Public Admin, 6.3% Rental & Leasing, 6.3% Retail, 2.7% Support Services, 4.8% Transportation/ Warehousing, 7.9% Wholesale, 6.6% Gaming, 5.6% Dentists, 7.1% Other Healthcare, 4.4% Other, 12.8% Office, 16.3% Multifamily, 33.4% Industrial, 15.9% Retail, 11.4% Special Purpose, 7.5% Hotel/Motel, 4.2% Other, 11.4% CRE Portfolio Composition(1) $17.4 Billion at September 30, 2024 C&I Portfolio Composition(1) $9.7 Billion at September 30, 2024 (1) C&I portfolio composition includes term, lines of credit & other, and leases & equipment finance balances. CRE portfolio composition includes non-owner occupied term and owner occupied term balances as well as multifamily balances. (2) Owner occupied and non-owner occupied disclosure relates to commercial real estate portfolio excluding multifamily loans. 45% Owner Occupied / 55% Non-Owner Occupied(2)Commercial Line Utilization was 37% at September 30, 2024 14

Office Portfolio Details Puget Sound, 21% WA Other, 5% Portland Metro, 12% OR Other, 16%Bay Area, 6% N. CA, 11% S. CA, 20% Other, 9% Office Portfolio Metrics at September 30, 2024 Average loan size $1.36 million Average LTV 57% DSC (non-owner occupied) 1.80x % with guaranty (by $ / by #) 86% / 84% Past due 30-89 days $0 Nonaccrual $11.4mm / 0.38% of office Special mention $12.6mm / 0.42% of office Classified $94.1mm / 3.17% of office Number of Loans by Balance Geography 15 ■ Loans secured by office properties represented 8% of our total loan portfolio as of September 30, 2024. ■ Our office portfolio is 40% owner occupied, 57% non-owner occupied, and 3% construction. Dental and other healthcare loans compose 18% of our office portfolio. ■ The average loan size in our office portfolio is $1.36 million. There were no delinquencies as of September 30, 2024, and the majority of our loans contain a guaranty. ■ Excluding floating rate loans, only 5% of our office portfolio reprices through 2025. Loans repricing in 2024 and 2025 have average balances of $0.2 million and $1.1 million, respectively. ■ Properties located in suburban markets secure the majority of our office portfolio as only 6% of non-owner occupied office loans are located in downtown core business districts. 1,746 441 71 38 7 6 <$1mm $1-5mm $5-10mm $10-20mm $20-30mm >$30mm 2024, 1% 2025, 4% 2026, 4% 2027 & After, 15% Fixed Rate¹, 69% Floating Rate, 7% Repricing Schedule (1) Loans with a swap component are displayed as a fixed rate loan if the swap maturity is equal to the maturity of the loan. If the swap matures prior to the loan, the loan is displayed as adjustable with the rate resetting at the time of the swap maturity. 2024, 1% 2025, 9% 2026, 6% 2027 & After, 84% Maturity Schedule , 19 8 9 6 7 1,621 0 2 5

Continued Strong Credit Quality Provision Expense, Net Charge-Offs to Average Loans, and Nonperforming Assets to Total Assets $36.7 $54.9 $17.1 $31.8 $28.8 0.25% 0.31% 0.47% 0.32% 0.31% 0.20% 0.22% 0.28% 0.30% 0.32% Provision Expense ($mm) Net Charge-Offs / Average Loans (annualized) Non-Performing Assets / Total Assets Q3 2023 Q4 2023 Q1 2024 Q2 2024 Q3 2024 16 Allowance for Credit Losses ("ACL") $438 $464 $437 $439 $438 $86 $80 $74 $69 $65 1.18% 1.24% 1.16% 1.16% 1.17% ACL ($mm) Credit Discount ($mm) ACL / Total Loans and Leases ACL + Credit Discount / Total Loans and Leases Q3 2023 Q4 2023 Q1 2024 Q2 2024 Q3 2024 ■ The remaining credit discount on loans of $65 million as of September 30, 2024 provides an additional 17 basis points of loss absorption when added to the ACL of $438 million. ■ Charge-off activity in Q3 2024 reflects approximately 20% improvement from Q2 2024 in the FinPac business, as lower delinquencies in the transportation sector of the portfolio resulted in lower charge- off activity. Bank charge-offs were 0.10% of average bank loans in Q3 2024 (annualized). ■ Nonperforming loans of $165 million as of September 30, 2024 included $66 million of loans with government guarantees. 1.41% 1.45% 1.36% 1.35% 1.34%

COLUMBIA BANKING SYSTEM
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ACL Reflects Strong Portfolio Credit Metrics

Allowance for Credit Losses by Loan Segment								
($ in thousands)	**Commercial**	**Lease & Equipment**	**Commercial Real Estate**	**Residential & Home Equity**	**Consumer**	**Total[(1)]**	**Remaining Credit Discount on Loans**	**Total ACL including Credit Discount on Loans[(1)]**
Balance as of June 30, 2024	$122,128	$104,133	$153,092	$51,163	$8,083	**$438,599**	$69,177	**$507,776**
Q3 2024 Net (Charge-offs) Recoveries	(7,376)	(20,011)	44	(793)	(979)	**(29,115)**		
Reserve Build (Release)	815	16,404	12,838	(2,676)	1,388	**28,769**		
Balance as of September 30, 2024	$115,567	$100,526	$165,974	$47,694	$8,492	**$438,253**	$65,024	**$503,277**
% of Loans and Leases Outstanding	1.43%	6.02%	0.85%	0.60%	4.59%	**1.17%**		**1.34%**

- Our reserve coverage by loan segment and for the overall loan and lease portfolio reflects our robust underwriting criteria and ongoing, routine portfolio monitoring activities. For example, we stress applicable variables, such as interest rates, cash flows, and occupancy, at inception and loan review and limit borrower proceeds as a result. These factors contribute to lower LTVs and higher DSC ratios, which are taken into consideration in the estimation of our ACL.
- The quarter's provision expense of $29 million reflects credit migration trends, charge-off activity, and changes in the economic forecasts used in credit models. We used components of Moody's Analytics' August 2024 consensus economic forecast to estimate our ACL as of September 30, 2024.

(1) Total includes reserve for unfunded commitments of $18.2 million and $19.9 million as of September 30, 2024 and June 30, 2024, respectively.

Capital Management 18 Regulatory Capital Ratios: Bank and Holding Company as of September 30, 2024 8.7% 11.1% 11.1% 12.2% 8.1% 10.3% 10.3% 12.5% Umpqua Bank Columbia Banking System Tier 1 Leverage CET1 Tier 1 Capital Total Risk-Based —% 2.0% 4.0% 6.0% 8.0% 10.0% 12.0% 14.0% ■ Regulatory capital ratios declined during Q1 2023 as a result of the merger and the impact of rate-related asset discounts on capital. Our capital ratios have continued to increase on a quarterly basis post merger closing. ■ We expect to organically generate capital above what is required to support prudent growth and our regular dividend, with excess capital driving ratios higher and providing flexibility to consider additional return to shareholders. Note: Umpqua Bank and Columbia Banking System, Inc. long-term capital ratio targets reflect a targeted excess level of capital above regulatory well-capitalized minimums inclusive of the capital conservation buffer (“CCB”) where applicable. The minimum capital ratios to be considered well capitalized inclusive of the CCB are 7.0%, 8.5%, and 10.5% for the common equity tier 1 (“CET1”) ratio, tier 1 capital ratio, and total risk-based capital ratio, respectively. The CCB does not apply to the tier 1 leverage ratio, which has a well-capitalized minimum level of 5.0%. All regulatory capital ratios as of September 30, 2024 are estimates pending completion and filing of Columbia’s and Umpqua Bank’s regulatory reports. Capital Ratios Continue to Trend Up 9.5% 9.6% 9.8% 10.0% 10.3% 11.6% 11.9% 12.0% 12.2% 12.5% COLB: CET1 Ratio COLB: Total RBC Ratio 9/30/2023 12/31/2023 3/31/2024 6/30/2024 09/30/2024 —% 2.0% 4.0% 6.0% 8.0% 10.0% 12.0% 14.0% 12% Long-Term Target 9% Long-Term Target 9% Long-Term Target 6.5% Long-Term Target

COLUMBIA BANKING SYSTEM
19

Net Interest Income and Net Interest Margin


Net Interest Income and Net Interest Margin
$481
$454
$423
$427
$430
3.91%
3.78%
3.52%
3.56%
3.56%
Q3 2023
Q4 2023
Q1 2024
Q2 2024
Q3 2024
Net Interest Income ($ in millions)
Net Interest Margin


Net Interest Margin: Q2 2024 vs Q3 2024
3.56%
0.04%
(0.03)%
(0.03)%
0.01%
0.01%
3.56%
Q2 2024 Reported
LHFI-ex PAA[1]
LHFI-PAA[1]
Invest-ments
Deposits
Other
Q3 2024 Reported

- The net interest margin was unchanged between Q2 2024 and Q3 2024 at 3.56%, which compares to 3.53% for the month of September. A favorable balance sheet funding mix shift into lower-cost deposits and a slight increase in total loan yields offset a lower yield on securities, contributing to net interest margin stability between quarters.
- The cost of interest-bearing deposits decreased 2 basis points from the prior quarter to 2.95% for Q3 2024, which compares to 2.90% for the month of September and 2.74% as of September 30, 2024.
- The cost of interest-bearing liabilities also decreased 2 basis points from the prior quarter to 3.29% for Q3 2024, which compares to 3.26% for the month of September and 3.13% as of September 30, 2024.

(1) Chart Abbreviations: "PAA" = purchase accounting accretion and amortization; "LHFI" = loans held for investment.

COLUMBIA BANKING SYSTEM

20

Interest Rate Sensitivity

Interest Rate Simulation Impact on Net Interest Income at September 30, 2024[1]

	Ramp		Shock	
	Year 1	Year 2	Year 1	Year 2
Up 200 basis points	(0.5)%	0.0%	(0.8)%	1.4%
Up 100 basis points	(0.3)%	0.0%	(0.4)%	0.7%
Down 100 basis points	0.4%	(0.1)%	0.6%	(0.8)%
Down 200 basis points	1.3%	(0.2)%	1.5%	(1.9)%
Down 300 basis points	2.3%	(0.6)%	2.4%	(3.5)%

Select Asset and Liability Maturity and Repricing Schedules (in Months) at September 30, 2024

($ in millions)	<=3	4 to 6	7 to 12	13 to 24	25 to 36	36+	Total	% Total[3]
Loans								
Fixed (maturity)[2]	$303	$212	$279	$680	$2,155	$9,726	$13,355	35%
Floating (repricing)[2]	13,257	—	—	—	—	—	13,257	35%
Adjustable (repricing)	637	299	437	1,295	1,471	7,180	11,319	30%
Total Loans	**$14,197**	**$511**	**$716**	**$1,975**	**$3,626**	**$16,906**	**$37,931**	**100%**
Time deposits (maturity)[4]	**$3,478**	**$1,223**	**$881**	**$116**	**$20**	**$16**	**$5,734**	
Average rate[4]	*4.81%*	*4.28%*	*3.78%*	*1.75%*	*0.34%*	*0.29%*	*4.45%*	
Term debt (maturity)	**$250**	**$3,400**	**$—**	**$—**	**$—**	**$—**	**$3,650**	
Average rate	*5.25%*	*5.03%*					*5.05%*	

Floors: Floating and Adjustable Rate Loans at September 30, 2024

($ in millions)	No Floor[5]	At Floor[5]	Above Floor[5]	Total
Floating	$8,692	$214	$4,351	$13,257
Adjustable	1,643	180	9,496	11,319
Total	**$10,335**	**$394**	**$13,847**	**$24,576**
% of Total	***42%***	***2%***	***56%***	***100%***

Downward Rate Change to Move to Floor at September 30, 2024

($ in millions)	Floating Loans	Adjustable Loans	Above Floor Total
<25 basis points	$5	$30	$35
26 to 50 basis points	134	33	167
51 to 75 basis points	25	67	92
76 to 100 basis points	72	128	200
101 to 125 basis points	22	141	163
126 to 150 basisi points	92	103	195
>150 basis points	4,001	8,994	12,995
Total	**$4,351**	**$9,496**	**$13,847**

Note: Tables may not foot due to rounding. Loan totals on this slide do not include purchase accounting adjustments. Deferred fees and costs also drive variances between loan totals on this slide and loan totals in the earnings press release.

(1) For the scenarios shown, the interest rate simulations assume a parallel and sustained shift in market interest rates ratably over a twelve-month period (ramp) or immediately (shock). The simulation repricing betas applied to interest-bearing deposits in the rising rate and declining rate scenarios are 55% and 54%, respectively, for September 30, 2024. Additional data related to interest rate simulations are available in Columbia's Form 10-K for the fiscal year ended December 31, 2023.

(2) Commercial tranche loans that mature in one month are included in the floating rate loan category, not the fixed rate loan category, as these loans reprice in a manner similar to floating rate loans.

(3) Floating rate loans are indexed to prime (8% of the total loan portfolio) and 1-month underlying interest rates (27% of the total loan portfolio). When adjustable rate loans reprice, they are indexed to interest rates that span 1-month tenors to 10-year tenors as well as the prime rate; the most prevalent underlying index rates are 6-month tenors (17% of the total loan portfolio) and 5-year tenors (6% of the total loan portfolio).

(4) Time deposits maturing in 3 months or less include $1.5 billion in customer CDs at an average rate of 4.44% and $2.0 billion in brokered CDs at an average rate of 5.18%.

(5) Loans were grouped into three buckets: (1) No Floor: no contractual floor on the loan; (2) At Floor: current rate = floor; (3) Above Floor: current rate exceeds floor. The amount above the floor was based on the current margin plus the current index assuming the loan repriced on September 30, 2024. The adjustable loans may not reprice until well into the future, depending on the timing and size of interest rate changes.

COLUMBIA BANKING SYSTEM
21

Longer-Term Balance Sheet Optimization Opportunities as Rates Decline

Opportunity to Strategically Reposition Balance Sheet Over Time


$37B
Relationship Lending & Other Core Banking Franchise
$9B Securities
$2B SFR / $4B MF
Assets
Relationship banking supports strong core franchise value
Opportunity to reduce transactional assets and liabilities
$46B
Core Deposit Franchise & Capital
$6B Wholesale Funding
Liabilities + Equity

Deposit and Funding Repricing Betas During Current Rate Cycle

Three Months Ended	Effective Fed Funds Rate (Daily Avg.)	Cost of: Interest- Bearing Deposits	Cost of: Total Deposits	Cost of: Total Funding
December 31, 2021[1]	0.08%	0.10%	0.05%	0.09%
December 31, 2022[1]	3.65%	0.62%	0.35%	0.51%
December 31, 2023	5.33%	2.54%	1.63%	2.05%
June 30, 2024	5.33%	2.97%	2.01%	2.34%
Variance: Q2 2024 less Q4 2021	*5.25%*	*2.87%*	*1.96%*	*2.25%*
Repricing Betas: Rising Rate Cycle		**55%**	**37%**	**43%**
September 30, 2024	5.27%	2.95%	1.99%	2.32%
Variance: Q3 2024 less Q2 2024	*(0.06)%*	*(0.02)%*	*(0.02)%*	*(0.02)%*
Repricing Betas: Decling Rate Cycle-to-Date		**32%**	**32%**	**32%**

- Our relationship-based lending verticals and a strong core deposit base remain the cornerstone of our franchise. Past transactional lending and the wholesale sources that fund these assets have muted the balance sheet's profitability, but they have not diluted the quality of our core franchise.
- Current interest rates make outright asset sales unattractive given a lengthy payback period. However, longer term, a decline in rates will reduce or potentially eliminate the drag on earnings as balances organically decline or are sold opportunistically.[2]
- Further, the remix of funding out into customer deposits and out of transactional sources, which contributed adversely to our repricing betas in the rising rate cycle, would contribute positively to our repricing betas in the declining rate cycle.

(1) Deposit and funding repricing beta data present combined company results as if historical Columbia and historical UHC were one company for all periods through December 31, 2022; subsequent time periods present data on a legal basis given the merger. The beta presentation is calculated in this manner for comparison purposes.

(2) While asset classes, like transactional loans within our single-family ("SFR") and multifamily ("MF") portfolios, have been identified as potential sources for asset sales if interest rates were to decline further, assets have not been identified for sale.

COLUMBIA BANKING SYSTEM

22

Non-Interest Income

	For the Quarter Ended				
($ in millions)	Q3 2024	Q2 2024	Q1 2024	Q4 2023	Q3 2023
Service charges on deposits	$18.5	$18.5	$16.1	$17.3	$17.4
Card-based fees	14.6	14.7	13.2	14.6	15.7
Financial services and trust revenue	5.1	5.4	4.5	3.0	4.7
Residential mortgage banking revenue, net	6.7	5.8	4.6	4.2	7.1
Gain (loss) on equity securities, net	2.3	0.3	(1.6)	2.6	(2.1)
Gain (loss) on loan and lease sales, net	0.2	(1.5)	0.2	1.2	1.9
BOLI income	4.7	4.7	4.6	4.3	4.4
Other income					
Other commercial product revenue[1]	$2.9	$2.6	$2.3	$3.9	$3.0
Commercial servicing revenue	0.5	0.2	0.6	(0.2)	0.5
Loan-related fees	3.3	4.1	3.7	3.2	3.6
Change in fair value of certain loans held for investment	9.4	(10.1)	(2.4)	19.4	(19.2)
Misc. income	1.6	(0.4)	3.3	(0.1)	1.3
Swap derivative (loss) gain	(3.6)	0.4	1.2	(8.0)	5.7

Q3 2024 Highlights (compared to Q2 2024)

- Our Business Bank of Choice strategy incorporates a collaborative team approach to deliver needs-based solutions to our customers, which deepens relationships and provides growth in sustainable core fee income to the bank. Our year-to-date trends reflect a growing contribution from card activity, financial services and trust activity, and other commercial product revenue like international banking fees.
- Lower interest rates in Q3 2024 compared to Q2 2024 drove fair value changes in certain loans held for investment, which, when coupled with the swap derivative loss, increased non-interest income by $6 million compared to a $10 million reduction in Q2 2024. These items are captured in other income.

Note: Tables may not foot due to rounding.

(1) Other commercial product revenue includes swaps, syndication, and international banking revenue, which are captured in "other income" on the income statement. Other income statement line items, like card-based fees, include other sources of commercial product revenue.

COLUMBIA BANKING SYSTEM

23

Non-Interest Expense


Non-Interest Expense ("NIE")
$ in millions
$304.1
$281.2
$337.2
$294.3
$287.5
$276.9
$279.2
$262.5
$271.4
$268.4
Q3 2023
Q4 2023
Q1 2024
Q2 2024
Q3 2024
GAAP Non-Interest Expense
Operating Non-Interest Expense¹


Non-Interest Expense: Q2 2024 vs Q3 2024
$ in millions
$279.2
$(6.0)
$1.8
$7.7
$2.4
$(13.7)
$271.4
Q2 2024 NIE
Salary & Wages
Group Insurance
2Q Comp Accrual Reversal
Misc. Other
Non-operating¹
Q3 2024 NIE

- Non-interest expense in Q3 2024 declined $8 million from the prior quarter to $271 million. Operating non-interest expense(1) increased $6 million from the prior quarter to $268 million. A $6 million reduction in salary and wages expense related to recent initiatives was offset by higher group insurance costs and the impact of an $8 million reversal of prior compensation accruals during Q2 2024, which did not repeat in Q3 2024.
- We completed an enterprise-wide evaluation of our operations during Q1 2024 that resulted in consolidated positions, simplified reporting and organizational structures, and an improved profitability outlook. Identified savings, which were fully realized as of September 30, 2024, drive an expected Q4 2024 core expense run rate of $965 million to $985 million annualized, which includes all planned reinvestments and excludes CDI amortization and non-operating expense(1).

(1) Non-GAAP financial measure. A reconciliation to the comparable GAAP measurement is provided at the end of this slide presentation. Non-operating expense items include exit and disposal costs, merger and restructuring expense, and an FDIC special assessment. These items are detailed in the "Non-GAAP Reconciliation" section of the Appendix. Non-interest expense adjustments were revised subsequent to the Company's reporting of its earnings results for the period ended December 31, 2023. The revision includes the FDIC special assessment in non-interest expense adjustments, which removes the special assessment from the Company's calculation of operating non-interest expense. The Company views the special assessment as an infrequent expense that is outside the control of the Company.

A Cost-Conscious Culture Contributes Funding to Franchise Reinvestments 24 $270 Million Gross Cost Savings Realized Since Merger Closing: Equates to 25% of Combined-Company Pre-Merger Cost Base Total Cost Savings: $270 million Savings Fund Franchise Revinvestments ■ We realized $270 million in gross savings in the 18-month period following the merger’s closing, representing 25% of the combined company’s pre-merger cost base. This equates to $213 million on a net basis when franchise reinvestments are taken into account. ■ Reinvestment of $12 million in recent savings, which we expect to extend into 2025, includes: ■ Hiring experienced bankers throughout our footprint ■ Opening de novo branches in targeted growth markets: Arizona, Colorado, Utah, and Southern California ■ Investing in products and technology that create operational efficiencies and revenue growth opportunities 2024 Initiatives Savings: Reinvested, $12 million 2024 Initiatives Savings: Realized, net, $70 million 2023 Merger Savings: Reinvested, $45 million 2023 Merger Savings: Realized, net, $143 million

APPENDIX

COLUMBIA BANKING SYSTEM
26

Liquidity Overview

Select Balance Sheet Items				
	Three Months Ended			Sequential Quarter Change
($ in millions)	Q3 2024	Q2 2024	Q3 2023	Q3 2024
Commercial deposits	$11,758	$11,188	$11,105	$570
Small business deposits	8,217	8,070	8,927	147
Consumer deposits	15,873	15,988	15,881	(115)
Total customer deposits	35,848	35,246	35,913	602
Public deposits - non-interest bearing	618	627	627	(9)
Public deposits - interest bearing	2,348	2,334	1,815	14
Total public deposits	2,966	2,961	2,442	5
Administrative deposits	167	147	146	19
Brokered deposits	2,534	3,169	3,123	(635)
Total deposits	**$41,515**	**$41,523**	**$41,624**	**($9)**
Term debt	$3,650	$3,900	$3,985	($250)
Cash & cash equivalents	$2,111	$2,069	$2,404	$42
Available-for-sale securities	$8,677	$8,503	$8,504	$174
Loans and leases	$37,503	$37,710	$37,171	($207)

Total Off-Balance Sheet Liquidity Available at September 30, 2024			
($ in millions)	Gross Availability	Utilization	Net Availability
FHLB lines	$11,783	$2,370	$9,413
Federal Reserve Discount Window	3,730	—	3,730
Federal Reserve Term Funding Program[1]	1,300	1,300	—
Uncommitted lines of credit	600	—	600
Total off-balance sheet liquidity	**$17,413**	**$3,670**	**$13,743**

Total Available Liquidity at September 30, 2024 *($ in millions)*	
Total off-balance sheet liquidity (available lines of credit):	$13,743
Cash and equivalents, less reserve requirement	1,909
Excess bond collateral	3,768
Total available liquidity	**$19,421**
TOTAL AVAILABLE LIQUIDITY AS A PERCENTAGE OF:	
Assets of $51.9 billion at September 30, 2024	37 %
Deposits of $41.5 billion at September 30, 2024	47 %
Uninsured deposits of $14.0 billion at September 30, 2024	138 %

- Customer deposit growth of $602 million during Q3 2024 enabled us to reduce brokered deposit balances by 20%.
- Customer deposit growth during Q3 2024 was driven by seasonal deposit inflows and successful small business campaigns.

Note: Tables may not foot due to rounding.

(1) The Federal Reserve's Bank Term Funding Program was discontinued in March 2024. We present associated balances as they were outstanding on Columbia's balance sheet as of September 30, 2024.

COLUMBIA BANKING SYSTEM

27

Summary Income Statements

($ in millions, except per-share data)	For the Quarter Ended Q3 2024	Q2 2024	Q1 2024	Q4 2023	Q3 2023
Net interest income before provision	$430.2	$427.4	$423.4	$453.6	$480.9
Provision for credit losses	28.8	31.8	17.1	54.9	36.7
Net interest income after provision	**401.4**	**395.6**	**406.2**	**398.7**	**444.1**
Non-interest income	66.2	44.7	50.4	65.5	44.0
Non-interest expense	271.4	279.2	287.5	337.2	304.1
Income before provision for income taxes	**196.3**	**161.1**	**169.1**	**127.1**	**184.0**
Provision for income taxes	50.1	40.9	45.0	33.5	48.1
Net income	**$146.2**	**$120.1**	**$124.1**	**$93.5**	**$135.8**
Earnings per share, diluted	**$0.70**	**$0.57**	**$0.59**	**$0.45**	**$0.65**
Operating non-interest expense[(1)]	**$ 268.4**	**$ 262.5**	**$ 276.9**	**$ 294.3**	**$ 281.2**
Pre-provision net revenue[(1)]	**$225.0**	**$192.9**	**$186.2**	**$182.0**	**$220.7**
Operating pre-provision net revenue[(1)]	**$221.4**	**$219.4**	**$200.7**	**$212.1**	**$258.7**
Operating net income[(1)]	**$143.5**	**$140.0**	**$134.9**	**$116.1**	**$164.3**
Operating earnings per share, diluted[(1)]	**$0.69**	**$0.67**	**$0.65**	**$0.56**	**$0.79**

Note: Tables may not foot due to rounding.
(1) Non-GAAP financial measure. A reconciliation to the comparable GAAP measurement is provided at the end of this slide presentation.

Q3 2024 Highlights (compared to Q2 2024)

- Net interest income increased by $3 million due to higher income earned on loans, which occurred despite a reduction in accretion income, and relatively stable funding costs.
- Non-interest income increased by $21 million due to the quarterly fluctuation in cumulative fair value accounting and hedges, which drove $16 million of the change. Higher core banking activity contributed to the remaining increase.
- Non-interest expense decreased by $8 million due to lower restructuring expense and the impact of other compensation-related items detailed on the "Non-Interest Expense" slide.
- Provision expense of $29 million compares to $32 million in the prior quarter.

COLUMBIA BANKING SYSTEM
28

Summary Period-End Balance Sheets

($ in millions, except per-share data)	Q3 2024	Q2 2024	Q1 2024	Q4 2023	Q3 2023
ASSETS:					
Total assets	$51,908.6	$52,047.5	$52,224.0	$52,173.6	$51,993.8
Interest bearing cash and temporary investments	1,519.7	1,553.6	1,760.9	1,664.0	1,911.2
Investment securities available for sale, fair value	8,676.8	8,503.0	8,616.5	8,829.9	8,504.0
Loans and leases, gross	37,503.0	37,710.0	37,642.4	37,442.0	37,170.6
Allowance for credit losses on loans and leases	(420.1)	(418.7)	(414.3)	(440.9)	(416.6)
Goodwill and other intangibles, net	1,542.5	1,571.6	1,600.8	1,632.9	1,666.1
LIABILITIES AND EQUITY:					
Deposits	41,514.7	41,523.3	41,706.2	41,607.0	41,624.4
Securities sold under agreements to repurchase	183.8	197.9	213.6	252.1	258.4
Borrowings	3,650.0	3,900.0	3,900.0	3,950.0	3,985.0
Total shareholders' equity	5,273.8	4,976.7	4,957.2	4,995.0	4,632.2
RATIOS AND PER-SHARE METRICS:					
Loan to deposit ratio	90.3%	90.8%	90.3%	90.0%	89.3%
Book value per common share	$25.17	$23.76	$23.68	$23.95	$22.21
Tangible book value per common share[(1)]	$17.81	$16.26	$16.03	$16.12	$14.22
Common equity to assets ratio	10.2%	9.6%	9.5%	9.6%	8.9%
Tangible common equity to tangible assets ratio[(1)]	7.4%	6.7%	6.6%	6.7%	5.9%

Note: Tables may not foot due to rounding.
(1) Non-GAAP financial measure. A reconciliation to the comparable GAAP measurement is provided in the appendix of this slide presentation.

Q3 2024 Highlights (compared to Q2 2024)

- Loan balances declined by $207 million during Q3 2024 as healthy customer activity, like loan payoffs related to business and property sales and project completions, offset new originations. Balances were also impacted by a decline in transactional real estate loans, which trended lower as we organically remix the portfolio into relationship-driven commercial loans.
- Customer deposit growth enabled a 20% reduction in brokered deposits. Our intentional reduction of wholesale funding balances during the quarter kept total deposit balances essentially unchanged.
- Book value and tangible book value increased 6% and 10%, respectively, due to organic net capital generation and a decrease in accumulated other comprehensive loss.

Purchase Accounting Details (1) Table does not capture all assets and liabilities with an associated fair value discount or premium. Assets and liabilities not presented have a significantly smaller impact on income through the accretion or amortization of their discount or premium. (2) The cumulative fair value discount on historical Columbia loans was established as of February 28, 2023, and the allocation between the credit-related discount and the rate-related discount was established at that time. Our disclosure of credit-related and rate-related discount accretion is an estimate based on the relative allocation of these two items to the discount at the closing of the merger. Adjustment at Closing Remaining Balances at Select Purchase Accounting Items(1) February 28, 2023 June 30, 2024 September 30, 2024 Notes ITEMS TO ACCRETE THROUGH INTEREST INCOME: Available for sale securities - rate discount $(1,011) million $(518) million $(497) million While an adjustment to historical Columbia securities’ book value was $1.0 billion at the closing of the merger, the purchase discount that will accrete into interest income over time was $0.6 billion when previously existing purchase premiums and the discount associated with bonds sold as part of the Q1 2023 portfolio restructuring were eliminated. Loans - rate discount(2) $(618) million $(419) million $(398) million Total rate discount on loans and securities $(1,629) million $(938) million $(894) million Loans - credit mark(2) $(130) million $(69) million $(65) million Total discount on loans and securities $(1,759) million $(1,007) million $(959) million Fair value discounts are accreted into interest income using the effective interest method, which amortizes the discount over the life of the loan or security. ITEM TO AMORTIZE THROUGH NON-INTEREST EXPENSE: Core deposit intangible $710 million $542 million $513 million CDI amortizes through non-interest expense over 10 years using the sum-of-the-years-digits method. 29

Non-GAAP Reconciliation: Tangible Capital ($ in thousands, except per-share data) 9/30/2024 6/30/2024 3/31/2024 12/31/2023 9/30/2023 Total shareholders' equity a $5,273,828 $4,976,672 $4,957,245 $4,995,034 $4,632,162 Less: Goodwill 1,029,234 1,029,234 1,029,234 1,029,234 1,029,234 Less: Other intangible assets, net 513,303 542,358 571,588 603,679 636,883 Tangible common shareholders’ equity b 3,731,291 3,405,080 3,356,423 3,362,121 2,966,045 Total assets c $51,908,599 $52,047,483 $52,224,006 $52,173,596 $51,993,815 Less: Goodwill 1,029,234 1,029,234 1,029,234 1,029,234 1,029,234 Less: Other intangible assets, net 513,303 542,358 571,588 603,679 636,883 Tangible assets d $50,366,062 $50,475,891 $50,623,184 $50,540,683 $50,327,698 Common shares outstanding at period end e 209,532 209,459 209,370 208,585 208,575 Total shareholders' equity to total assets ratio a / c 10.16% 9.56% 9.49% 9.57% 8.91 % Tangible common equity to tangible assets ratio b / d 7.41% 6.75% 6.63% 6.65% 5.89 % Book value per common share a / e $25.17 $23.76 $23.68 $23.95 $22.21 Tangible book value per common share b / e $17.81 $16.26 $16.03 $16.12 $14.22 30

COLUMBIA BANKING SYSTEM

31

Non-GAAP Reconciliation: Adjustments and Average Balances

		For the Quarter Ended					For the Nine Months Ended	
($ in thousands)		9/30/2024	6/30/2024	3/31/2024	12/31/2023	9/30/2023	9/30/2024	9/30/2023
Non-Interest Income Adjustments								
Gain (loss) on sale of debt securities, net		$ 3	$ (1)	$ 12	$ 9	$ 4	$ 14	$ 4
Gain (loss) on equity securities, net		2,272	325	(1,565)	2,636	(2,055)	1,032	(336)
(Loss) gain on swap derivatives		(3,596)	424	1,197	(8,042)	5,700	(1,975)	3,445
Change in fair value of certain loans held for investment		9,365	(10,114)	(2,372)	19,354	(19,247)	(3,121)	(16,724)
Change in fair value of MSR due to valuation inputs or assumptions		(6,540)	1,238	3,117	(6,251)	5,308	(2,185)	129
MSR hedge gain (loss)		5,098	(1,611)	(4,271)	5,026	(4,733)	(784)	(9,719)
Total non-interest income adjustments	a	**$ 6,602**	**$ (9,739)**	**$ (3,882)**	**$ 12,732**	**$ (15,023)**	**$ (7,019)**	**$ (23,201)**
Non-Interest Expense Adjustments								
Merger and restructuring expense		$ 2,364	$ 14,641	$ 4,478	$ 7,174	$ 18,938	$ 21,483	$ 164,485
Exit and disposal costs		631	1,218	1,272	2,791	4,017	3,121	7,427
FDIC special assessment[1]		—	884	4,848	32,923	—	5,732	—
Total non-interest expense adjustments	b	**$ 2,995**	**$ 16,743**	**$ 10,598**	**$ 42,888**	**$ 22,955**	**$ 30,336**	**$ 171,912**
Average Assets	n	**$ 52,009,017**	**$ 51,981,555**	**$ 52,083,973**	**$ 51,832,356**	**$ 53,011,361**	**$ 52,024,790**	**$ 48,709,067**
Less: Average goodwill and other intangible assets, net		1,559,696	1,588,239	1,619,134	1,652,282	1,684,093	1,588,916	1,345,833
Average tangible assets	o	**$ 50,449,321**	**$ 50,393,316**	**$ 50,464,839**	**$ 50,180,074**	**$ 51,327,268**	**$ 50,435,874**	**$ 47,363,234**
Average common shareholders' equity	p	**$ 5,118,592**	**$ 4,908,239**	**$ 4,985,875**	**$ 4,695,736**	**$ 4,866,975**	**$ 5,004,653**	**$ 4,389,549**
Less: Average goodwill and other intangible assets, net		1,559,696	1,588,239	1,619,134	1,652,282	1,684,093	1,588,916	1,345,833
Average tangible common equity	q	**$ 3,558,896**	**$ 3,320,000**	**$ 3,366,741**	**$ 3,043,454**	**$ 3,182,882**	**$ 3,415,737**	**$ 3,043,716**
Weighted average basic shares outstanding	r	**208,545**	**208,498**	**208,260**	**208,083**	**208,070**	**208,435**	**190,997**
Weighted average diluted shares outstanding	s	**209,454**	**209,011**	**208,956**	**208,739**	**208,645**	**209,137**	**191,546**

(1) Non-interest expense adjustments were revised subsequent to the Company's reporting of its earnings results for the period ended December 31, 2023. The revision includes the FDIC special assessment in non-interest expense adjustments, which removes the special assessment from the Company's calculation of operating non-interest expense. The Company views the special assessment as an infrequent expense that is outside the control of the Company.

COLUMBIA BANKING SYSTEM

32

Non-GAAP Reconciliation: Income Statements

($ in thousands)		For the Quarter Ended 9/30/2024	6/30/2024	3/31/2024	12/31/2023	9/30/2023	For the Nine Months Ended 9/30/2024	9/30/2023
Net interest income	c	**$ 430,218**	**$ 427,449**	**$ 423,362**	**$ 453,623**	**$ 480,875**	**$ 1,281,029**	**$ 1,339,548**
Non-interest income (GAAP)	d	**$ 66,159**	**$ 44,703**	**$ 50,357**	**$ 65,533**	**$ 43,981**	**$ 161,219**	**$ 138,394**
Less: Non-interest income adjustments	a	(6,602)	9,739	3,882	(12,732)	15,023	7,019	23,201
Operating non-interest income (non-GAAP)	e	**$ 59,557**	**$ 54,442**	**$ 54,239**	**$ 52,801**	**$ 59,004**	**$ 168,238**	**$ 161,595**
Revenue (GAAP)	f=c+d	**$ 496,377**	**$ 472,152**	**$ 473,719**	**$ 519,156**	**$ 524,856**	**$ 1,442,248**	**$ 1,477,942**
Operating revenue (non-GAAP)	g=c+e	**$ 489,775**	**$ 481,891**	**$ 477,601**	**$ 506,424**	**$ 539,879**	**$ 1,449,267**	**$ 1,501,143**
Non-interest expense (GAAP)	h	**$ 271,358**	**$ 279,244**	**$ 287,516**	**$ 337,176**	**$ 304,147**	**$ 838,118**	**$ 975,524**
Less: Non-interest expense adjustments	b	(2,995)	(16,743)	(10,598)	(42,888)	(22,955)	(30,336)	(171,912)
Operating non-interest expense (non-GAAP)	i	**$ 268,363**	**$ 262,501**	**$ 276,918**	**$ 294,288**	**$ 281,192**	**$ 807,782**	**$ 803,612**
Net income (GAAP)	j	**$ 146,182**	**$ 120,144**	**$ 124,080**	**$ 93,531**	**$ 135,845**	**$ 390,406**	**$ 255,184**
Provision for income taxes		50,068	40,944	44,987	33,540	48,127	135,999	88,944
Income before provision for income taxes		196,250	161,088	169,067	127,071	183,972	526,405	344,128
Provision for credit losses		28,769	31,820	17,136	54,909	36,737	77,725	158,290
Pre-provision net revenue (PPNR) (non-GAAP)	k	**225,019**	**192,908**	**186,203**	**181,980**	**220,709**	**604,130**	**502,418**
Less: Non-interest income adjustments	a	(6,602)	9,739	3,882	(12,732)	15,023	7,019	23,201
Add: Non-interest expense adjustments	b	2,995	16,743	10,598	42,888	22,955	30,336	171,912
Operating PPNR (non-GAAP)	l	**$ 221,412**	**$ 219,390**	**$ 200,683**	**$ 212,136**	**$ 258,687**	**$ 641,485**	**$ 697,531**
Net income (GAAP)	j	**$ 146,182**	**$ 120,144**	**$ 124,080**	**$ 93,531**	**$ 135,845**	**$ 390,406**	**$ 255,184**
Less: Non-interest income adjustments	a	(6,602)	9,739	3,882	(12,732)	15,023	7,019	23,201
Add: Non-interest expense adjustments	b	2,995	16,743	10,598	42,888	22,955	30,336	171,912
Tax effect of adjustments		902	(6,621)	(3,620)	(7,539)	(9,482)	(9,339)	(45,028)
Operating net income (non-GAAP)	m	**$ 143,477**	**$ 140,005**	**$ 134,940**	**$ 116,148**	**$ 164,341**	**$ 418,422**	**$ 405,269**

COLUMBIA BANKING SYSTEM

33

Non-GAAP Reconciliation: Earnings Per-Share and Performance Metrics

		For the Quarter Ended					For the Nine Months Ended	
($ in thousands, except per-share data)		9/30/2024	6/30/2024	3/31/2024	12/31/2023	9/30/2023	9/30/2024	9/30/2023
Select Per-Share & Performance Metrics								
Earnings per share - basic	j/r	$ 0.70	$ 0.58	$ 0.60	$ 0.45	$ 0.65	$ 1.87	$ 1.34
Earnings per share - diluted	j/s	$ 0.70	$ 0.57	$ 0.59	$ 0.45	$ 0.65	$ 1.87	$ 1.33
Efficiency ratio[1]	h/f	54.56 %	59.02 %	60.57 %	64.81 %	57.82 %	57.99 %	65.87 %
Non-interest expense to average assets	h/n	2.08 %	2.16 %	2.22 %	2.58 %	2.28 %	2.15 %	2.68 %
Return on average assets	j/n	1.12 %	0.93 %	0.96 %	0.72 %	1.02 %	1.00 %	0.70 %
Return on average tangible assets	j/o	1.15 %	0.96 %	0.99 %	0.74 %	1.05 %	1.03 %	0.72 %
PPNR return on average assets	k/n	1.72 %	1.49 %	1.44 %	1.39 %	1.65 %	1.55 %	1.38 %
Return on average common equity	j/p	11.36 %	9.85 %	10.01 %	7.90 %	11.07 %	10.42 %	7.77 %
Return on average tangible common equity	j/q	16.34 %	14.55 %	14.82 %	12.19 %	16.93 %	15.27 %	11.21 %
Operating Per-Share & Performance Metrics								
Operating earnings per share - basic[2]	m/r	$ 0.69	$ 0.67	$ 0.65	$ 0.56	$ 0.79	$ 2.01	$ 2.12
Operating earnings per share - diluted[2]	m/s	$ 0.69	$ 0.67	$ 0.65	$ 0.56	$ 0.79	$ 2.00	$ 2.12
Operating efficiency ratio, as adjusted[1], [2], [3]	u/y	53.89 %	53.56 %	56.97 %	57.31 %	51.26 %	54.80 %	52.70 %
Operating non-interest expense to average assets	i/n	2.05 %	2.03 %	2.14 %	2.25 %	2.10 %	2.07 %	2.21 %
Operating return on average assets[2]	m/n	1.10 %	1.08 %	1.04 %	0.89 %	1.23 %	1.07 %	1.11 %
Operating return on average tangible assets[2]	m/o	1.13 %	1.12 %	1.08 %	0.92 %	1.27 %	1.11 %	1.14 %
Operating PPNR return on average assets[2]	l/n	1.69 %	1.70 %	1.55 %	1.62 %	1.94 %	1.65 %	1.91 %
Operating return on average common equity[2]	m/p	11.15 %	11.47 %	10.89 %	9.81 %	13.40 %	11.17 %	12.34 %
Operating return on average tangible common equity[2]	m/q	16.04 %	16.96 %	16.12 %	15.14 %	20.48 %	16.36 %	17.80 %

(1) Tax-exempt income was adjusted to a taxable equivalent basis using a 21% tax rate and added to stated revenue for this calculation.
(2) Non-interest expense adjustments were revised subsequent to the Company's reporting of its earnings results for the period ended December 31, 2023. The revision includes the FDIC special assessment in non-interest expense adjustments, which removes the special assessment from the Company's calculation of operating non-interest expense. The Company views the special assessment as an infrequent expense that is outside the control of the Company.
(3) The operating efficiency ratio was adjusted in the first quarter of 2024 to remove B&O taxes and for a tax-equivalent adjustment to BOLI income. The Company views the adjusted operating efficiency ratio as a better representation of its efficiency ratio when compared to other banks as it normalizes for the tax treatment of the adjusted items. The adjustment re-aligns Columbia's calculation of its operating efficiency ratio with its pre-merger calculation.

COLUMBIA BANKING SYSTEM

34

Non-GAAP Reconciliation: Operating Efficiency Ratio, as Adjusted

($ in thousands)		For the Quarter Ended 9/30/2024	6/30/2024	3/31/2024	12/31/2023	9/30/2023	For the Nine Months Ended 9/30/2024	9/30/2023
Non-interest expense (GAAP)	h	**$271,358**	**$279,244**	**$287,516**	**$337,176**	**$304,147**	**$838,118**	**$975,524**
Less: Non-interest expense adjustments	b	(2,995)	(16,743)	(10,598)	(42,888)	(22,955)	(30,336)	(171,912)
Operating non-interest expense (non-GAAP)	i	**268,363**	**262,501**	**276,918**	**294,288**	**281,192**	**807,782**	**803,612**
Less: B&O taxes	t	(3,248)	(3,183)	(3,223)	(2,727)	(3,275)	(9,654)	(9,051)
Operating non-interest expense, excluding B&O taxes (non-GAAP)	u	**$265,115**	**$259,318**	**$273,695**	**$291,561**	**$277,917**	**$798,128**	**$794,561**
Non-interest income (tax equivalent)[1]	v	**$431,184**	**$428,434**	**$424,344**	**$454,730**	**$482,031**	**$1,283,962**	**$1,342,568**
Non-interest income (GAAP)	d	**66,159**	**44,703**	**50,357**	**65,533**	**43,981**	**161,219**	**138,394**
Add: BOLI tax equivalent adjustment[1]	w	1,248	1,291	1,809	1,182	1,178	4,348	3,495
Total Revenue, excluding BOLI tax equivalent adjustments (tax equivalent)	x	498,591	474,428	476,510	521,445	527,190	1,449,529	1,484,457
Less: non-interest income adjustments	a	(6,602)	9,739	3,882	(12,732)	15,023	7,019	23,201
Total Adjusted operating revenue, excluding BOLI tax equivalent adjustments (tax equivalent) (non-GAAP)	y	**$491,989**	**$484,167**	**$480,392**	**$508,713**	**$542,213**	**$1,456,548**	**$1,507,658**
Efficiency ratio[1]	h/f	**54.56 %**	**59.02 %**	**60.57 %**	**64.81 %**	**57.82 %**	**57.99 %**	**65.87 %**
Operating efficieny ratio, as adjusted (non-GAAP)[1], [2], [3]	u/y	**53.89 %**	**53.56 %**	**56.97 %**	**57.31 %**	**51.26 %**	**54.80 %**	**52.70 %**

(1) Tax-exempt income was adjusted to a taxable equivalent basis using a 21% tax rate and added to stated revenue for this calculation.
(2) Non-interest expense adjustments were revised subsequent to the Company's reporting of its earnings results for the period ended December 31, 2023. The revision includes the FDIC special assessment in non-interest expense adjustments, which removes the special assessment from the Company's calculation of operating non-interest expense. The Company views the special assessment as an infrequent expense that is outside the control of the Company.
(3) The operating efficiency ratio was adjusted in the first quarter of 2024 to remove B&O taxes and for a tax-equivalent adjustment to BOLI income. The Company views the adjusted operating efficiency ratio as a better representation of its efficiency ratio when compared to other banks as it normalizes for the tax treatment of the adjusted items. The adjustment re-aligns Columbia's calculation of its operating efficiency ratio with its pre-merger calculation.

COLUMBIA BANKING SYSTEM

35

Non-GAAP Reconciliation: Net Interest Income & Net Interest Margin

		For the Quarter Ended					For the Nine Months Ended	
($ in thousands)		9/30/2024	6/30/2024	3/31/2024	12/31/2023	9/30/2023	9/30/2024	9/30/2023
Net interest income[2]	a	$431,184	$428,434	$424,344	$454,730	$482,031	$1,283,962	$1,342,568
Less: Acquired loan accretion - credit related[1]	b	4,127	4,835	5,119	5,430	6,370	14,081	17,276
Net Interest Income, excluding credit PAA[1], [2]	c	427,057	423,599	419,225	449,300	475,661	1,269,881	1,325,292
Less: Acquired rate-related accretion[1]	d	59,620	67,375	57,336	63,757	70,900	184,331	167,099
Adjusted net interest income[1], [2]	e	$367,437	$356,224	$361,889	$385,543	$404,761	$1,085,550	$1,158,193
Average interest-earning assets	f	$48,185,474	$48,117,746	$48,280,787	$47,838,229	$48,981,105	$48,194,635	$45,203,459
Net interest margin[2]	a / f	3.56 %	3.56 %	3.52 %	3.78 %	3.91 %	3.55 %	3.96 %
Less: Acquired loan accretion - credit related[1]	b / f	0.04 %	0.04 %	0.04 %	0.05 %	0.05 %	0.04 %	0.05 %
Net Interest margin, excluding credit PAA[1], [2]	c / f	3.52 %	3.52 %	3.48 %	3.73 %	3.86 %	3.51 %	3.91 %
Less: Acquired rate-related accretion[1]	d / f	0.49 %	0.56 %	0.48 %	0.53 %	0.58 %	0.51 %	0.49 %
Adjusted net interest margin[1], [2]	e / f	3.03 %	2.96 %	3.00 %	3.20 %	3.28 %	3.00 %	3.42 %

(1) The cumulative fair value discount on historical Columbia loans was established as of February 28, 2023, and the allocation between the credit-related discount and the rate-related discount was established at that time. Our disclosure of credit-related and rate-related discount accretion is an estimate based on the relative allocation of these two items to the discount at the closing of the merger.

(2) Tax-exempt interest was adjusted to a taxable equivalent basis using a 21% tax rate.